Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
(415) 408-4700

NEWS RELEASE

Willis Lease Finance Earns $4.2 Million in Second Quarter

 as Year-To-Date Income increases 5.2%

NOVATO, CA —August 11, 2009 — Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported solid second quarter and year-to-date profitability fueled by growth in its lease portfolio as well as lower borrowing costs. Second quarter 2009 net income available to common shareholders totaled $4.2 million, or $0.47 per diluted common share, compared to $5.6 million, or $0.65 per diluted common share, in the like quarter a year ago.

Net income available to common shareholders in the first six months of 2009 increased 5.2% to $10.5 million, or $1.18 per diluted common share, compared to $10.0 million, or $1.14 per diluted common share, in the first six months of 2008.

Second Quarter and Year-to-Date 2009 Highlights (at or for the periods ended June 30, 2009 compared to June 30, 2008)

•                  The lease portfolio increased 14% from a year ago to $895 million, with 4 engines worth $37 million added in the last week of the quarter, having no impact on Q2-09 revenues.

•                  Liquidity available for lease asset purchases of $176 million comprised of $118 million in available warehouse facilities, $39 million of unrestricted cash and $19 million of restricted cash set aside for engine purchases, more than adequate to fund  remaining 2009 net purchase commitments of $74 million

•                  Year-to-date operating cash flows increased 89% to $44.8 million.

•                  Second quarter average utilization was 92% compared to 96% a year ago, which was an all-time high.

•                  Year-to-date lease rent revenues rose 0.3% to $51.2 million.

•                  Maintenance reserve revenues contributed $7.6 million to second quarter revenue and $15.3 million year-to-date.

•                  Year-to-date total revenue was down $1.5 million or 2.2% primarily due to lower gains from sale of equipment in the current period and a $1.0 million settlement that boosted other income a year ago.

•                  Second quarter total net finance costs fell 14.1% reflecting lower interest costs tied to LIBOR and a gain on extinguishment of debt of $0.9 million generated from debt repurchase.

•                  Book value per common share was $19.65 compared to $17.79 a year ago.

•                  Willis Lease was added to the Russell 2000 Index and included on Fortune Small Business Magazine’s list of America’s 100 fastest growing small public companies.

“We continue to see strong demand for leased engines as operators look to conserve capital and efficiently manage assets,” said Charles F. Willis, President and CEO.  “In today’s environment, where “cash is king”, airlines are leasing engines to defer costly major overhauls of existing engines as well as to avoid making significant capital investments in new engines. We don’t see this situation changing anytime soon. This bodes well for more purchase leaseback opportunities, which are typically long term leases, in the coming months as airlines choose to lease rather than own engines. The emphasis on reducing cash outlays also helps our short term leasing business, because we can provide the engines our customers want for varying lease terms such as three, six or nine months to get them through a tight cash period.”

“Our North American CFM56-7B engine Lease Pool provides a great example of how we are working with our customers to help them achieve their objectives.  Willis Lease engines now provide more than 20% of the on-wing

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spare engine support for the North American CFM56-7B Pool members,” Willis said.  We are very pleased by the success of this unique program.  It is opening doors worldwide for expansion of pooling programs into new markets and engine types.  We are working on a number of initiatives to adapt the technology that is working so well in North America to develop a broader international pooling program aimed at enhancing our competitive advantage in the engine leasing market.”

“Approximately 60% of our engine portfolio supports new generation narrowbody aircraft that are the most popular models in the global fleet.  These engines, which include the CFM56-7B, CFM56-5B and the IAE V2500, are the focus of our portfolio expansion and the foundation of our pooling programs,” said Donald A. Nunemaker, Executive Vice President & General Manager-Leasing.  “Lease demand is holding up very well for these engine types, and through existing purchase commitments, we expect to add at least eight more to our portfolio before the end of the year.”

“While the economic recession has had a tumultuous impact on the aviation industry, we are seeing some benefits. The historically low interest rates have provided cost savings in the form of reduced interest costs, our single largest cash expense,” said Brad Forsyth, Chief Financial Officer.  “In addition, we were able to repurchase $2.1 million of outstanding debt at a significant discount to face value, which generated a $0.9 million gain on extinguishment of debt this quarter.” Despite the growth in debt levels, net finance costs declined 14.1% in the second quarter and 12.5% year-to-date, contributing to $44.8 million in operating cash flows in 2009 year-to-date compared to $23.7 million a year ago.

“We also continue to add to our hedging positions to reduce our exposure to potential rising interest rates in the future,” Forsyth added. “We added $125.0 million in interest rate swaps in the second quarter and $240.0 million since December 2008 when swap rates dropped to historic lows, bringing our total hedge position to approximately 75% of our outstanding floating-rate debt, effectively locking in today’s favorable swap rates for the next four to six years.”

As discussed last quarter, the change in California tax law resulted in a $1.8 million reduction in future taxes due.  This adjustment was offset against the first quarter tax provision, increasing after-tax earnings by $1.8 million in the first six months of 2009. The company’s effective combined federal/state tax rate is approximately 36%.

Balance Sheet

Year-to-date, 10 engines were purchased and 6 engines were sold or consigned.  At June 30, 2009, the company had 164 commercial aircraft engines, 3 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $895.0 million, compared to 160 commercial aircraft engines, 3 aircraft parts packages, 4 aircraft and other engine-related equipment in its lease portfolio with a net book value of $786.8 million a year ago. As a result of the engine portfolio growth, total assets grew 18% to $1.08 billion at June 30, 2009, compared to $920 million a year ago.

The revolving credit facility converted to a term note of $254.5 million on June 30, 2009, with approximately 5% of the outstanding amount due in monthly installments from July 2009 through June 2010 and the remaining 95% balance due at June 30, 2010.  “We are currently working with our banking partners to renew this facility. While credit markets are less favorable than when this facility was amended and extended in 2007, we are generating interest from a number of our current banks as well as new revolver participants,” said Forsyth.  The company’s funded debt-to-equity ratio was 3.36 to 1 at June 30, 2009, compared to 3.21 to 1 at June 30, 2008.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.  In June 2009, Willis Lease Finance was added to the Russell 2000 Index, a subset of the Russell 3000 Index, which are both widely used by professional money managers as benchmarks for investment strategies. In July 2009, Willis Lease

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Finance was ranked 19th on Fortune Small Business Magazine’s America’s list of 100 fastest growing small public companies.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

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WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2009	2008	Change	2009	2008	Change
REVENUE
Lease rent revenue	$25,283	$26,216	(3.6)%	$51,178	$51,038	0.3%
Maintenance reserve revenue	7,558	9,515	(20.6)%	15,334	15,802	(3.0)%
Gain on sale of leased equipment	395	1,261	(68.7)%	758	1,261	(39.9)%
Other income	154	248	(37.9)%	699	1,382	(49.4)%
Total revenue	33,390	37,240	(10.3)%	67,969	69,483	(2.2)%

EXPENSES
Depreciation expense	9,997	9,085	10.0%	20,349	17,725	14.8%
Write-down of equipment	175	1,811	(90.3)%	928	1,811	(48.8)%
General and administrative	7,708	7,275	6.0%	14,959	13,553	10.4%
Net finance costs
Interest expense	8,807	9,584	(8.1)%	17,117	19,361	(11.6)%
Interest income	(54)	(439)	(87.7)%	(204)	(1,063)	(80.8)%
Gain on extinguishment of debt	(895)	—	100.0%	(895)	—	100.0%
Total net finance costs	7,858	9,145	(14.1)%	16,018	18,298	(12.5)%
Total expenses	25,738	27,316	(5.8)%	52,254	51,387	1.7%

Earnings from operations	7,652	9,924	(22.9)%	15,715	18,096	(13.2)%

Earnings from joint venture	240	200	20.0%	455	382	19.1%

Income before income taxes	7,892	10,124	(22.0)%	16,170	18,478	(12.5)%
Income tax expense	2,873	3,702	(22.4)%	4,129	6,951	(40.6)%
Net income	$5,019	$6,422	(21.8)%	$12,041	$11,527	4.5%

Preferred stock dividends paid and declared-Series A	782	782	0.0%	1,564	1,564	0.0%
Net income attributable to common shareholders	$4,237	$5,640	(24.9)%	$10,477	$9,963	5.2%

Basic earnings per common share	$0.51	$0.69		$1.26	$1.21

Diluted earnings per common share	$0.47	$0.65		$1.18	$1.14

Average common shares outstanding	8,342	8,225		8,324	8,208
Diluted average common shares outstanding	8,926	8,735		8,852	8,745

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WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	June 30, 2009	December 31, 2008	June 30, 2008
ASSETS
Cash and cash equivalents	$39,067	$8,618	$1,576
Restricted cash	81,482	69,194	64,198
Equipment held for operating lease, less accumulated depreciation	894,992	829,739	786,791
Equipment held for sale	11,238	21,191	9,079
Operating lease related receivable, net of allowances	9,535	8,010	6,623
Investments	10,474	10,434	10,458
Assets under derivative instruments	7,480	276	467
Property, equipment & furnishings, less accumulated depreciation	7,471	7,751	7,424
Equipment purchase deposits	5,625	13,474	18,326
Other assets	17,370	14,025	15,366
Total assets	$1,084,734	$982,712	$920,308

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$14,002	$12,732	$11,286
Liabilities under derivative instruments	16,023	20,810	7,029
Deferred income taxes	63,672	56,118	53,578
Notes payable	711,445	641,125	598,968
Maintenance reserves	58,316	49,158	52,811
Security deposits	5,992	5,179	6,407
Unearned lease revenue	3,400	5,383	3,859
Total liabilities	872,850	790,505	733,938

Shareholders’ equity:
Preferred stock	$31,915	$31,915	$31,915
Common stock ($0.01 par value)	92	91	87
Paid-in capital in excess of par	59,535	57,939	56,745
Retained earnings	127,640	117,163	103,653
Accumulated other comprehensive loss, net of tax	(7,298)	(14,901)	(6,030)
Total shareholders’ equity	211,884	192,207	186,370

Total liabilities and shareholders’ equity	$1,084,734	$982,712	$920,308

Note:  Transmitted on GlobeNewswire on August 11, 2009, at 3:30 a.m. PDT.